As filed with the Securities and Exchange Commission on September 10, 2026

Registration No. 333-287520

Registration No. 333-284615

Registration No. 333-275433

Registration No. 333-237869

Registration No. 333-226393

Registration No. 333-152748

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendments to

REGISTRATION STATEMENT ON FORM S-8 NO. 333-287520

REGISTRATION STATEMENT ON FORM S-8 NO. 333-284615

REGISTRATION STATEMENT ON FORM S-8 NO. 333-275433

REGISTRATION STATEMENT ON FORM S-8 NO. 333-237869

REGISTRATION STATEMENT ON FORM S-8 NO. 333-226393

REGISTRATION STATEMENT ON FORM S-8 NO. 333-152748

UNDER

THE SECURITIES ACT OF 1933

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	73-1520922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 West Fifth Street, Tulsa, OK	74103
(Address of principal executive offices)	(Zip Code)

ONEOK, Inc. 2025 Equity Incentive Plan

ONEOK, Inc. 2025 Employee Stock Award Program

EnLink Midstream, LLC 2014 Long-Term Incentive Plan

ONEOK, Inc. Employee Stock Purchase Plan

ONEOK, Inc. 401(k) Plan

ONEOK, Inc. 2018 Equity Incentive Plan

ONEOK, Inc. Equity Compensation Plan

(Full title of the plans)

Lyndon C. Taylor

Executive Vice President, Chief Legal Officer

and Assistant Secretary

100 West Fifth Street

Tulsa, Oklahoma 74103

(Name and address of agent for service)

(918) 588-7000

(Telephone number, including area code, of agent for service)

Copies to:

David J. Miller

Samuel D. Rettew

Latham & Watkins LLP

300 Colorado Street, Suite 2400

Austin, Texas 78701

(737) 910-7300

Jordan B. Edwards

Thomas J. Hutchison

GableGotwals

110 North Elgin Avenue, Suite 200

Tulsa, Oklahoma 74120

(918) 595-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (the “Registration Statements”) of ONEOK, Inc., an Oklahoma corporation (the “Predecessor”):

•

Registration Statement No.  333-287520, as filed with the Securities and Exchange Commission (the “Commission”) on May 22, 2025, pertaining to the registration of securities of the Registrant issuable under the ONEOK, Inc. 2025 Equity Incentive Plan (the “2025 EIP”) and the ONEOK, Inc. 2025 Employee Stock Award Program (the “2025 ESAP”);

•

Registration Statement No.  333-284615, as filed with the Commission on January 31, 2025, pertaining to the registration of securities of the Registrant issuable under the EnLink Midstream, LLC 2014 Long-Term Incentive Plan (the “2014 EnLink LTIP”);

•

Registration Statement No.  333-275433, as filed with the Commission on November 9, 2023, pertaining to the registration of securities of the Registrant issuable under the ONEOK, Inc. Employee Stock Purchase Plan (the “ESPP”);

•

Registration Statement No.  333-237869, as filed with the Commission on April 28, 2020, pertaining to the registration of securities of the Registrant issuable under the ONEOK, Inc. 401(k) Plan (the “401(k) Plan”);

•

Registration Statement No.  333-226393, as filed with the Commission on July 27, 2018, pertaining to the registration of securities of the Registrant issuable under the ONEOK, Inc. 2018 Equity Incentive Plan (the “2018 EIP”); and

•

Registration Statement No.  333-152748, as filed with the Commission on August 4, 2008, pertaining to the registration of securities of the Registrant issuable under the ONEOK, Inc. Equity Compensation Plan (the “ECP”).

These Post-Effective Amendments are being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the adoption by the Predecessor of a holding company form of organizational structure (the “Reorganization”). In accordance with Section 1081.G of the Oklahoma General Corporation Act, the Reorganization was implemented by the merger (the “Merger”) of the Predecessor with and into Falcon Merger Sub, L.L.C., an Oklahoma limited liability company (“OpCo”), with OpCo surviving the merger and being renamed “ONEOK, L.L.C.”. In the Merger, which was completed on September 10, 2026 (the “Effective Time”), each share of the issued common stock of the Predecessor (“Predecessor Stock”) was converted into one share of common stock of ONEOK, Inc., an Oklahoma corporation (known as Falcon TopCo, Inc. prior to the Reorganization) (the “Registrant”), having the same rights, powers, preferences, qualifications, limitations and restrictions as the Predecessor Stock. No shares of preferred stock of the Predecessor were issued or outstanding at the Effective Time. The Registrant, as a successor registrant to the Predecessor, has been renamed “ONEOK, Inc.”

Further, in connection with the Merger, the 2025 EIP, 2025 ESAP, the 2014 EnLink LTIP, the ESPP, the 401(k) Plan, the 2018 EIP and the ECP and all award agreements granted pursuant thereto shall each be amended as necessary to provide that any reference to the Predecessor and to each share of the Predecessor in such agreements shall be deemed to refer to the Registrant and to shares of common stock of the Registrant.

Except as modified by these Post-Effective Amendments, in accordance with Rule 414 under the Securities Act, the Registrant, as the successor registrant to the Predecessor, hereby expressly adopts the Registration Statements as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information contained in these Post-Effective Amendments sets forth the additional information necessary to reflect any material changes made in connection with or resulting from the Merger or necessary to keep the Registration Statements from being misleading in any material respect. No additional securities are being registered under these Post-Effective Amendments. These Post-Effective Amendments shall become effective immediately upon filing with the Commission pursuant to Rule 462 under the Securities Act. The Predecessor paid all registration fees at the time of filing of the Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)	The Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 24, 2026;

(b)

The Predecessor’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 (as filed with the Commission on April  29, 2026) and June 30, 2026 (as filed with the Commission on August 4, 2026);

(c)

The Predecessor’s Current Reports on Form 8-K filed with the Commission on January  26, 2026 (Items 5.02 and 9.01), March  25, 2026 (Items 5.02 and 9.01), May  21, 2026 (Item 5.07) and August 31, 2026 (Items 1.01, 3.02, 8.01 and 9.01);

(d)	The Registrant’s Current Report on Form 8-K filed with the Commission on September 10, 2026 (Items 1.01, 3.02, 5.03, 8.01 and 9.01);

(e)

The description of the Registrant’s common stock contained in the Form 8-A registration statement filed by the Predecessor with the Commission on November 21, 1997, as amended by the Registrant’s Current Report on Form 8-K filed with the Commission on September  10, 2026, including any amendment or report filed for the purposes of updating that description; and

(f)	The 401(k) Plan’s Annual Report on Form 11-K filed by the Predecessor with the Commission on June 24, 2026.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant, as an Oklahoma corporation, is empowered by Section 1031 of the Oklahoma General Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, or investigative) in which such person is made or threatened to be made a party by reason of the person being or having been a director, officer, employee or agent of the Registrant or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, in an action by or in the right of the Registrant, Section 1031 prohibits indemnification if such person is adjudged to be liable to the Registrant, unless such indemnification is allowed by a court of competent jurisdiction. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise.

The certificate of incorporation of the Registrant provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Article VIII of the Registrant’s bylaws provides that directors and officers of the Registrant shall be indemnified by the Registrant to the fullest extent permitted by the Oklahoma General Corporation Act, including the advance of related expenses. Pursuant to Article VIII of the bylaws of the Registrant, upon authorization and determination (i) by the board of directors by a majority vote of the directors who were not parties to such action, suit, or proceeding, even though less than a quorum; (ii) by a committee of directors designated by a majority vote of directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the shareholders, the Registrant is obligated to indemnify any person who incurs liability by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, or as a member of any committee or similar body, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, in an action, suit, or proceeding by or in the right of the Registrant, no indemnification will be made if such person shall be adjudged to be liable to the Registrant, unless such indemnification is allowed by a court of competent jurisdiction.

The Registrant has entered into indemnification agreements with certain of its directors and officers. These indemnification agreements provide that the Registrant is obligated to indemnify the specified director or officer to the fullest extent permitted by law. The agreements provide that, upon request by a director or officer, the Registrant is obligated to advance expenses for defense of a claim made against the director or officer. The obligation of the Registrant to indemnify the director or officer is subject to applicable law and the determination by a “reviewing party” selected by the board of directors that the director or officer is entitled to indemnification. In addition, the agreements obligate the Registrant to indemnify the specified officer or director to the extent of the Registrant’s recoveries under insurance policies regardless of whether the director or officer is ultimately determined to be entitled to indemnification. The agreements also provide for partial indemnification if a portion of a claim for indemnification is not allowed by the reviewing party appointed by the board of directors.

The Registrant provides liability insurance for its directors and officers which provides for coverage against loss from claims made against officers and directors in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

It is recognized that the above-summarized provisions of the Registrant’s bylaws, the indemnification agreements and the applicable provisions of the Oklahoma General Corporation Act may be sufficiently broad to indemnify officers, directors and controlling persons of the Registrant against liabilities arising under such act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Document

3.1	Amended and Restated Certificate of Incorporation of ONEOK, Inc., dated September 10, 2026 (incorporated by reference to Exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K filed on September 10, 2026).

3.2	Amended and Restated Bylaws of ONEOK, Inc. (incorporated by reference to Exhibit 3.2 filed with the Registrant’s Current Report on Form 8-K filed on September 10, 2026).

4.1	ONEOK, Inc., 2025 Equity Incentive Plan, effective as of May 21, 2025 (incorporated by reference to Exhibit 10.1 filed with the Predecessor’s Current Report on Form 8-K filed on May 22, 2025).

4.2	ONEOK, Inc., 2025 Employee Stock Award Program, as amended, effective as of May 21, 2025 (incorporated by reference to Exhibit 10.2 filed with the Predecessor’s Current Report on Form 8-K filed on May 22, 2025).

4.3	EnLink Midstream, LLC 2014 Long-Term Incentive Plan, as amended and restated, dated December 16, 2021 (incorporated by reference to Exhibit 10.3 filed with EnLink Midstream, LLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed on February 16, 2022).

4.4	ONEOK, Inc. Employee Stock Purchase Plan as amended and restated effective May 24, 2023 (incorporated by reference to Exhibit 99.1 filed with the Predecessor’s Registration Statement on Form S-8 filed on November 9, 2023).

4.5*	ONEOK, Inc. 401(k) Plan, as amended and restated, dated January 1, 2024.

4.6*	Amendment No. 1 to ONEOK, Inc. 401(k) Plan, as amended and restated, effective January 1, 2024.

4.7	ONEOK, Inc. 2018 Equity Incentive Plan (incorporated by reference to Appendix A to the Predecessor’s definitive proxy statement on Schedule 14A filed on April 5, 2018).

4.8	ONEOK, Inc. Equity Compensation Plan, as amended and restated, dated as of December 18, 2008 (incorporated by reference to Exhibit 10.44 filed with the Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed on February 25, 2009).

5.1*	Opinion of GableGotwals.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of GableGotwals (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these post-effective amendments on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on this 10th day of September, 2026.

ONEOK, Inc.

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

POWER OF ATTORNEY

Each person whose signature appears below authorizes Walter S. Hulse III, Lyndon C. Taylor and Sarah M. Rechter, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Registrant and to file any amendments to this Registration Statement, including post effective amendments, and to do any and all acts they or either of them determines may be necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 10th day of September, 2026.

Name	Title	Date

/s/ PIERCE H. NORTON II	Director, Chief Executive Officer and President	September 10, 2026
Pierce H. Norton II	(principal executive officer)

/s/ WALTER S. HULSE III	Chief Financial Officer, Treasurer and Executive	September 10, 2026
Walter S. Hulse III	Vice President, Investor Relations and Corporate
Development (principal financial officer)

/s/ MARY M. SPEARS	Senior Vice President and Chief Accounting	September 10, 2026
Mary M. Spears	Officer, Finance and Tax
(principal accounting officer)

/s/ JULIE H. EDWARDS	Board Chair	September 10, 2026
Julie H. Edwards

/s/ BRIAN L. DERKSEN	Director	September 10, 2026
Brian L. Derksen

/s/ LORI A. GOBILLOT	Director	September 10, 2026
Lori A. Gobillot

/s/ MARK W. HELDERMAN	Director	September 10, 2026
Mark W. Helderman

/s/ RANDALL J. LARSON	Director	September 10, 2026
Randall J. Larson

/s/ MARK A. MCCOLLUM	Director	September 10, 2026
Mark A. McCollum

/s/ PRECIOUS WILLIAMS OWUDUNNI	Director	September 10, 2026
Precious Williams Owudunni

/s/ EDUARDO A. RODRIGUEZ	Director	September 10, 2026
Eduardo A. Rodriguez

/s/ WAYNE T. SMITH	Director	September 10, 2026
Wayne T. Smith